Exhibit 99.1

PRESS RELEASE

TB SA Acquisition Corp Announces the Separate Trading of its Class A

Ordinary Shares and Warrants, Commencing on or about May 13, 2021

NEW YORK, May 11, 2021 — TB SA Acquisition Corp (NASDAQ: TBSAU) (the “Company”) announced today that, commencing on or about May 13, 2021, holders of the units sold in the Company’s initial public offering of 20,000,000 units, which closed on March 25, 2021, may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “TBSAU,” and each of the underlying Class A ordinary shares and warrants that are separated will trade on NASDAQ under the symbols “TBSA” and “TBSAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Deutsche Bank Securities Inc. acted as book-running manager for the offering. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 22, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained for free on the SEC’s website at www.sec.gov; or from Deutsche Bank Securities, Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005, by telephone at +1 (800) 503-4611 or by e-mail at prospectus.cpdg@db.com.

About TB SA Acquisition Corp

TB SA Acquisition Corp is a blank check company formed as a Cayman Islands exempted company and established for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to complete an initial business combination with African companies that promote Environmental, Social and Governance principles. The Company is sponsored by TCP SA, LLC, an affiliate of TowerBrook Capital Partners L.P.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds and potential initial business combination targets. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For further information please contact:

Media

Brunswick Group

Alex Yankus

Tel: +1 (917) 818-5204

E-mail: ayankus@brunswickgroup.com